Exhibit (a)(5)(d)

#News for #investors and #media: We have entered an agreement to acquire clinical-stage precision oncology company Nuvalent, Inc., bringing in multiple lung cancer assets to our existing oncology portfolio. Find out more: https://gsk.to/4xe4hDO Oncology news